Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the use of our report entitled “Estimates of Reserves and Future Revenue to the RSP Permian, Inc. Interest in Certain Oil and Gas Properties located in Texas as of December 31, 2014," dated February 13, 2015, and data extracted therefrom (and all references to our firm) included in or made a part of RSP Permian, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 and to the incorporation by reference of this Annual Report on Form 10-K.

/s/ Netherland, Sewell & Associates, Inc.

Netherland, Sewell & Associates, Inc.
Texas Registered Engineering Firm F-2699
March 17, 2015